Exhibit 99

Contact:	Rudolph A. Lutterschmidt
Nocopi Technologies, Inc.
(610) 834-9600

FOR IMMEDIATE RELEASE

NOCOPI TECHNOLOGIES, INC. PARTICIPATES IN NATIONAL FDA
PUBLIC MEETING ON ANTICOUNTERFEIT DRUG INITIATIVE.

West Conshohocken, Pa, October 17, 2003/PR Newswire. Nocopi Technologies, Inc. (OTC Bulletin Board: NNUP), a well-known company in the business of developing solutions against counterfeiting, product diversion, document security, and authentication via patented technologies (including invisible inks, color changing inks, reactive thread and document security paper products, participated in a public meeting held by the US Food and Drug Administration (FDA) on FDA’s Anticounterfeit Drug Initiative on October 15, 2003 in Bethesda, MD.

Dr. Michael A. Feinstein, Chairman and CEO of Nocopi Technologies, Inc. in a statement presented for the official record to the FDA panel chairing the meeting said: “We believe that both overt and covert security can be blended in such a manner as to help the drug manufacturer track and trace exactly where their products are going. Our technologies at Nocopi allow for the interruption of diversion channels, help to authenticate the product as not being counterfeit, and all at a very small cost per unit.”

Dr. Feinstein further added that “Nocopi is encouraged by the FDA’s concern about the counterfeit and diverted pharmaceutical problem. For many years a myriad of other products have been protected against such problems, and now our own health and wellbeing must also be.”

Concurrent with the FDA public meeting, a vendor display of Nocopi’s anticounterfeit technologies was provided by Dr. Feinstein and Terry Stovold, Nocopi’s worldwide Director of Technical Sales for the benefit of the FDA and meeting attendees. Mr. Stovold said: “We are extremely pleased by the attention our exhibit received.”

Nocopi’s meeting participation was highlighted by a personal visit to its exhibit by FDA Commissioner Mark McClelland and Senior Deputy Commissioner for Policy William Hubbard, the chair of the FDA Anticounterfeiting Panel. “Commissioner McClellan participated in a demonstration and expressed much interest in Nocopi’s anticounterfeit and diversion technologies,” said Mr. Stovold. In addition he added, “Nocopi’s exhibit was well attended by the media and meeting attendees.”

Nocopi Technologies, Inc. was founded in 1984 and is based in West Conshohocken, Pennsylvania.

FORWARD-LOOKING INFORMATION

The foregoing contains forward-looking information within the meaning of The Private Securities Litigation Act of 1995. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements (a summary of which may be found in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2002 and in the Company’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2003, in each case, under the caption “Uncertainties That May Affect the Company, its Operating Results and Stock Price”). The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results (expressed or implied) will not be realized.